Exhibit 10.04

AllianceBernstein l.p.
Financial Advisor Wealth Accumulation Plan

Effective August 1, 2005

As Amended and Restated as of December 5, 2008

TABLE OF CONTENTS

i

AllianceBernstein L.P.
Financial Advisor Wealth Accumulation Plan

Effective August 1, 2005

As Amended and Restated as of December 5, 2008

Section 1.	PURPOSE.

1.1           Purpose. AllianceBernstein Holding L.P. (together with any successor to all or substantially all of its business and assets, “Holding”) and its affiliate, AllianceBernstein L.P. (together with any successor to all or substantially all of its business and assets, “Company”) have established this AllianceBernstein L.P. Financial Advisor Wealth Accumulation Plan to create a compensation program to attract and retain eligible employees expected to make a significant contribution to the future growth and success of Bernstein Global Wealth Management, a unit of the Company.  The Plan was established effective August 1, 2005 and is hereby amended and restated to reflect prior amendments and certain administrative changes effective as of December 5, 2008.

1.2           Compliance With Section 409A.  The Plan is intended to conform to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations and guidance promulgated thereunder (“Section 409A”).  Any deferral or payment hereunder is subject to the terms of the Plan and compliance with Section 409A, as interpreted by the Committee in its sole discretion.  Although none of the Company, the Committee, their affiliates, and their agents make any guarantee with respect to the treatment of payments under this Plan and shall not be responsible in any event with regard to the Plan’s compliance with Section 409A, the payments contained herein are intended to be exempt from Section 409A or otherwise comply with the requirements of Section 409A, and all provisions of the Plan shall be limited, construed and interpreted in accordance with the foregoing.  None of the Company, the Committee, any of their affiliates, and any of their agents shall have any liability to any Participant or Beneficiary as a result of any tax, interest, penalty or other payment or damages required to be paid or due pursuant to, or because of a violation of, Section 409A.

Section 2.	DEFINITIONS.

Unless the context requires otherwise, the following words, as used in the Plan, shall have the meanings ascribed to each below:

2.1           “Account” shall mean the book entry-account which shall be credited with a Participant’s Incentive Award pursuant to Section 3 herein and Earnings thereon.

2.2           “Affiliate” shall mean any entity affiliated with the Company within the meaning of Code Section 414(b) with respect to a controlled group of corporations, Code Section 414(c) with respect to trades or businesses under common control with the Company, Code Section 414(m) with respect to affiliated service groups and any other entity required to be aggregated with the Company under Code Section 414(o).  No entity shall be treated as an Affiliate for any period during which it is not part of the controlled group, under common control or otherwise not required to be aggregated with the Company under Code Section 414.

2.3           “Available Fund” means any money-market, debt or equity fund or pooled investment vehicle sponsored by the Company or its Affiliate or other fund or security that is designated by the Committee from time to time as an Available Fund.

2.4           “Award Agreement” shall mean an agreement entered into between a Participant and the Company which specifies the terms of the Participant’s Incentive Compensation, including the amount of such Incentive Award, the Elective Distribution Date and the Elective Distribution Form.  An Award Agreement shall contain such provisions, consistent with the provisions of the Plan, as may be established from time to time by the Committee.  An Award Agreement may, to the extent permitted by the Committee and by applicable law, be made by paper or electronic means.

2.5           “Beneficiary” shall mean the person or trust designated by the Participant to receive benefits payable under this Plan in the event of the Participant’s death.  If no Beneficiary is designated, then the Participant’s Beneficiary shall be his estate.  Upon the acceptance by the Committee of a new Beneficiary designation, all Beneficiary designations previously filed shall be canceled.  A Participant’s designation of a Beneficiary (or any election to revoke or change a prior Beneficiary designation) must be made and filed with the Committee, in writing, on such form(s) and in such manner prescribed by the Committee.  The Committee shall be entitled to rely on the last Beneficiary designation filed by the Participant and accepted by the Committee prior to his death.

2.6           “Board” shall mean the Compensation Committee of the Board of Directors of AllianceBernstein Corporation or a duly authorized committee thereof.

2.7           “Code” shall mean the Internal Revenue Code of 1986, as amended and as hereafter amended from time to time, and any regulations promulgated thereunder.

2.8           “Committee” shall mean the committee or committees of management designated by the Board to administer the Plan or a designee of any such committee or committees.

2.9           “Company” shall mean AllianceBernstein L.P. and any successor entity by merger, consolidation or transfer of all or substantially all of its assets.

2.10          “Disabled” shall mean that a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as determined by the carrier of the long-term disability insurance program maintained by the Company or its Affiliate that covers the Participant, or such other person or entity designated by the Committee in its sole discretion.

2.11          “Earnings” shall mean earnings and/or losses on amounts credited to an Account in accordance with Section 5 hereof.

2.12          “Elective Distribution Date” shall mean, as elected by the Participant:

(a)	The Participant’s Separation from Service or, with respect to each Participant who is a Key Employee, six (6) months following his Separation from Service, as defined under Section 409A; or

(b)	Subject to the requirements of Section 409A, a date elected by the Participant within a period permitted by the Committee as set forth in the Administrative Guidelines for the Plan.

2.13          “Elective Distribution Form” means either a lump sum or substantially equal annual installments over a period permitted by the Committee.

2.14          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

2.15          “Holding Units” mean units representing assignments of beneficial ownership of limited partnership interests in Holding.

2.16          “Incentive Award” shall mean the amount credited to a Participant’s Account pursuant to Section 3.

2.17          “Incentive Benefit” shall mean the vested benefit payable under the Plan, which shall be payable in accordance with Section 6 hereof.

2.18          “Key Employee” shall mean a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code (or any successor provision).

2.19          “Participant” shall mean a financial advisor employed by the Company or its Affiliates who is designated as eligible to participate in this Plan by the Board, or if authorized by the Board, the Chief Executive Officer of the Company, and who enters into an Award Agreement with the Company.  Notwithstanding any other provision to the contrary, a financial advisor who is designated as being eligible to participate in the Plan must enter into an Award Agreement within thirty (30) days of such designation.  If such financial advisor does not enter into an Award Agreement within thirty (30) days of being designated as eligible to participate in the Plan, such financial advisor shall not be eligible to become a Participant until the first day of the following Plan Year provided that such Award Agreement is entered into before the first day of such Plan Year and the Participant’s eligibility to participate in the Plan has not been rescinded.

2.20          “Plan” shall mean the AllianceBernstein L.P. Financial Advisor Wealth Accumulation Plan, as amended from time to time.

2.21          “Plan Year” shall mean the calendar year.

2.22          “Section 409A” shall mean Code Section 409A and any regulations and guidance promulgated thereunder.

2.23          “Separation from Service” shall mean separation from the employment of the Company and its Affiliates for any reason, including, but not limited to, retirement, death, resignation, dismissal, or the cessation of an entity as an Affiliate.  In the event that all or substantially all of the assets of the Company or an Affiliate are sold or transferred, any Participant who in connection with, or as a result of, such sale becomes employed by the acquirer of such assets shall not be deemed to have incurred a Separation from Service unless and until the earlier of (i) the individual is no longer employed by such acquirer or any entity thereafter acquiring the aforesaid assets or (ii) the Committee determines, in its sole discretion, that such individual has incurred a Separation from Service and when such Separation from Service is deemed to have occurred.  For purposes of the foregoing sentence, and only for such purposes, a sale or transfer of stock of the Company or Affiliate shall be deemed to be a sale or transfer of “assets.”

Notwithstanding the foregoing, a Participant shall not be considered to have had a Separation from Service if, for purposes of Section 409A, the Participant would not be considered to have had a “separation from service.”

Section 3.	AWARD.

The Company shall make a book entry contribution to the Account of a Participant in an amount equal to the amount of the Participant’s Incentive Award as designated in the Participant’s Award Agreement.  The Participant’s Award Agreement shall evidence the Participant’s agreement to the terms of the Plan.

Section 4.	VESTING.

A Participant’s Account will vest or be forfeited in accordance with the terms and conditions set forth in the Award Agreement.

Section 5.	MEASUREMENT OF EARNINGS.

5.1           Election between Notional Investments.  Each Participant shall designate, in accordance with deadlines and procedures established from time to time by the Committee, in his Award Agreement, that percentage of such Participant’s Incentive Award which shall be treated for purposes of the Plan as notionally invested in (i) Holding Units or (ii) each of the Available Funds; provided, that the Committee may establish a minimum percentage of each Incentive Award that must be notionally invested in the Holding Units and a maximum percentage of each Incentive Award that may be notionally invested in Holding Units.  No more than fifty percent (50%) of a Participant’s Incentive Award may be notionally invested in Holding Units.  Following the Participant’s election between Holding Units and Available Funds, the Participant shall not be permitted to elect to change the percentage of his or her Incentive Award that may be notionally invested in Holding Units.

The Participant’s Account shall be treated as notionally invested in the Available Funds or Holding Units (in accordance with the Participant’s election) as of a date as determined by the Committee (the “Earnings Date”) which shall be no later than thirty days after the effective date of the Participant’s Award Agreement (the “Effective Date”), in the proportions set forth in the Participant’s Investment Election Form.  Notwithstanding the foregoing, varying arrangements with respect to the crediting of earnings in such notional investments may be made in connection with special programs as determined by the Committee in its sole discretion.

5.2           Notional Investment in Available Funds.  After the Earnings Date, the portion of a Participant’s Account that is invested in Available Funds will be credited or debited, as applicable, with notional investment earnings, gains and losses, as though the amounts in such Account had been actually invested in the Available Funds in the proportions reflected in the Account.  The Committee in its sole discretion may permit each Participant to reallocate notional investments in each Account among the various Available Funds, subject to, without limitation, restrictions as to the frequency with which such reallocations may be made.  As soon as reasonably practicable after the end of each calendar year, a statement shall be provided to each such Participant indicating the current balance in each Account maintained for the Participant as of the end of the calendar year, and the amounts in such Account notionally allocated to each of the Available Funds.

5.3           Special Rules Applicable to Notional Investments in Holding Units.

(a)
Recapitalization.  In the event that the Committee determines that any distribution (whether in the form of cash, limited partnership interests, other securities, or other property), recapitalization (including, without limitation, any subdivision or combination of limited partnership interests), reorganization, consolidation, combination, repurchase, or exchange of limited partnership interests or other securities of Holding, issuance of warrants or other rights to purchase limited partnership interests or other securities of Holding, any incorporation of Holding, or other similar transaction or event affects the Holding Units such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee may, if so authorized by the Board, in such manner as it may deem equitable, adjust the number of Holding Units held in Participant’s Account.

(b)
Deferral of Holding Units.  Any Holding Units with respect to which a Participant has elected to notionally invest his or her Account shall be posted to the Participant’s Account.  Whenever quarterly or special distribution are paid with respect to Holding Units, an amount equal to the amount of such distribution per Holding Unit shall be deemed credited to the Participant’s Account with respect to each Holding Unit credited to the Participant’s Account and converted into additional Holding Units at such intervals as may be established by the Committee in such manner as determined by the Committee, but in any event no less frequently than annually, based on the fair market value of a Holding Unit on the date of such conversion, as determined by the Committee, in its sole discretion.  In no event shall any distributions be paid, or any Holding Units converted pursuant to this subsection be distributed, to the Participant before the date that the Participant’s Incentive Benefits are paid pursuant to Section 6 hereof.

Section 6.	DISTRIBUTION OF INCENTIVE BENEFIT.

6.1           Incentive Benefits.  Subject to Sections 6.2, 6.3 and 6.4 below and the remainder of this Section 6.1, a Participant’s vested Incentive Benefits shall be paid to the Participant in installments as vesting occurs.  Each installment shall consist of the vested portion of the Participant’s Incentive Benefits not previously paid and be paid on or within seventy (70) days following each date on which the Participant becomes vested in a portion of his Incentive Benefits in accordance with the Plan and the Participant’s Award Agreement; provided that in no event shall the first payment of the Participant’s Incentive Benefit be made before the third anniversary of the Effective Date.  Notwithstanding anything herein to the contrary, including Section 6.3 hereof, the Committee in its sole discretion may elect to modify the payment provisions described herein, subject to the requirements of Section 409A and the applicable transition rules.

6.2           Initial Election of Elective Distribution Date.  If permitted by the Committee, in its sole discretion, and subject to Section 409A, a Participant may elect an Elective Distribution Date upon which to commence receiving his Incentive Benefits and an Elective Distribution Form in which to receive his Incentive Benefits; provided, however, that any such election to defer payment of all or a portion of a Participant’s Incentive Award shall be made by the Participant in accordance with Section 409A and rules of the Committee as in effect from time to time.  If a Participant makes an election pursuant to this Section 6.2, the payment of the Incentive Benefits to the Participant shall commence within seventy (70) days following the Participant’s Elective Distribution Date, if elected and in the Elective Distribution Form, if elected.

6.3           Changes to Elective Distribution Date and/or Elective Distribution Form. Subject to any limitations imposed by Section 409A, if permitted by the Committee, in its sole discretion, a Participant may change his election regarding the Elective Distribution Date on which his Incentive Benefit will commence to be paid and/or his Elective Distribution Form in accordance with the following requirements to the extent imposed by Section 409A:

(a)
Subject to subsections (b) and (c) of this Section, such election may not take effect until the twelve (12) month anniversary of the date the election is made and filed with the Committee (or a designee of the Committee);

(b)
In connection with an election made by a Participant pursuant to this Section 6.3, the Participant must elect a new Elective Distribution Date that is no earlier than the five year anniversary of the Participant’s previous Elective Distribution Date (regardless of whether the Participant’s new election was solely to change his Elective Distribution Form); and

(c)
Any election related to a payment of Incentive Benefits at an Elective Distribution Date described in Section 2.12(b) shall not be effective unless made at least twelve (12) months prior to the Elective Distribution Date that such election is changing (regardless if the new election merely changes the Elective Distribution Form).

6.4           Death.  Notwithstanding any provision of the Plan to the contrary, if a Participant dies prior to receiving all of his Incentive Benefits, all unvested benefits will vest and the unpaid portion of such vested Incentive Benefits shall be paid to the Participant’s Beneficiary in the form of a lump sum distribution in the calendar year during which the 180th day anniversary of the death occurs.

6.5           Disability.  Notwithstanding any provision of the Plan to the contrary, if a Participant incurs a Disability prior to receiving all of his Incentive Benefits, all unvested benefits will immediately become vested.  The unpaid portion of such vested Incentive Benefits shall be paid to the Participant in the form of a lump sum distribution on or within ninety (90) days following the Participant’s Disability; provided, however, that in the event that a Participant incurs a Disability on or after January 1, 2009, payment will be made in accordance with such Participant’s Elective Distribution Date, if elected, in the form of a lump sum distribution.  Such an election may be made with regard to awards granted on or after January 1, 2009, and pursuant to transition guidance issued by the Internal Revenue Service in connection with Section 409A, including Internal Revenue Service Notice 2007-86, with regard to awards granted prior to such date.

6.6           Severe Financial Hardship Withdrawals.

(a)
Upon the request of a Participant, the Committee, in its sole discretion, may approve, due to the Participant’s “Unforeseeable Emergency,” an immediate lump sum distribution to the Participant of all or a portion of a Participant’s unpaid vested Incentive Benefits.  For the purposes of this Section 6.6, an “Unforeseeable Emergency” means a severe financial hardship to a Participant or former Participant within the meaning of Section 409A resulting from (i) an illness or accident of the Participant, former Participant or spouse, or a dependent (as defined in Code Section 152 (without regard to Sections 152(b)(1), (b)(2), and (d)(1)(B)) of the Participant or former Participant, (ii) loss of property of the Participant or former Participant due to casualty or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or former Participant, all as determined in the sole discretion of the Committee.

(b)
The amount to be paid pursuant to Section 6.6(a) of the Plan shall not exceed the amount necessary to satisfy the applicable Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the payment, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent such assets would not itself cause severe hardship).

6.7           Form of Payment.  Any payment of Incentive Benefits to the Participant (or in the event of his or her death, to the Participant’s Beneficiary) shall consist of (i) cash equal to the fair market value of the interest of the Participant’s Account in the Available Funds and (ii) Holding Units equal to the number of Holding Units notionally credited to the Participant’s Account.  The number of fractional Holding Units shall be aggregated to create a whole number of Holding Units, which shall be distributed in the form of Holding Units.  Notwithstanding the foregoing, cash shall be distributed in lieu of the excess number of fractional Holding Units.

Section 7.	CLAIMS PROCEDURES.

7.1           Initial Claim.

(a)
Any claim by any employee, Participant or Beneficiary (“Claimant”) with respect to eligibility, participation, vesting, contributions, benefits or other aspects of the operation of the Plan shall be made in writing to the Committee.  The Committee shall provide the Claimant with the necessary forms and make all determinations as to the right of any person to a disputed benefit.  If a Claimant is denied benefits under the Plan, the Committee or its designee shall give written or electronic notice to the Claimant of the denial of the claim within ninety (90) days after the Committee or its designee receives the claim, provided that in the event of special circumstances such period may be extended.

(b)
In the event of special circumstances, the ninety (90) day period may be extended for a period of up to ninety (90) days (for a total of one hundred eighty (180) days).  If the initial ninety (90) day period is extended, the Committee or its designee shall give written notice to the Claimant within ninety (90) days of receipt of the claim.  The notice of extension shall indicate the special circumstances requiring the extension of time and provide the date by which the Committee expects to make a determination with respect to the claim.  If the extension is required due to the Claimant’s failure to submit information necessary to decide the claim, the period for making the determination shall be tolled from the date on which the extension notice is sent to the Claimant until the earlier of (i) the date on which the Claimant responds to the Committee’s request for information, or (ii) expiration of the forty-five (45) day period commencing on the date that the Claimant is notified that the requested additional information must be provided.

(c)	If notice of the denial of a claim is not furnished within the required time period described herein, the claim shall be deemed denied as of the last day of such period.

(d)	If a claim is wholly or partially denied, the notice to the Claimant shall set forth:

(i)	The specific reason or reasons for the denial;

(ii)	Specific reference to the pertinent Plan provisions upon which the denial is based;

(iii)	A description of any additional material or information necessary for the Claimant to complete the claim request and an explanation of why such material or information is necessary;

(iv)	A description of the Plan’s review procedures and steps to be taken, as well as the applicable time limits if the Claimant wishes to submit the adverse determination for review; and

(v)	A statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

7.2           Claim Denial Review.

(a)
If a claim has been wholly or partially denied, the Claimant may submit the claim for review by the Committee.  Any request for review of a claim must be made in writing to the Committee no later than sixty (60) days after the Claimant receives notification of denial or, if no notification was provided, the date the claim is deemed denied.  The Claimant or his duly authorized representative may:

(i)	Upon written request and free of charge, be provided with reasonable access to, and copies of, relevant documents, records, and other information relevant to the Claimant’s claim; and

(ii)
Submit written comments, documents, records, and other information relating to the claim.  The review of the claim determination shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial claim determination.

(b)
The decision of the Committee upon review shall be made within sixty (60) days after receipt of the Claimant’s request for review, unless special circumstances (including, without limitation, the need to hold a hearing) require an extension.  In the event of special circumstances, the sixty (60) day period may be extended by the Committee in its sole discretion for a period of up to one hundred twenty (120) days.

(c)	If notice of the decision upon review is not furnished within the required time period described herein, the claim on review shall be deemed denied as of the last day of such period.

(d)	The Committee, in its sole discretion, may hold a hearing regarding the claim and request that the Claimant attend. If a hearing is held, the Claimant shall be entitled to be represented by counsel.

(e)
The Committee’s decision upon review on the Claimant’s claim shall be communicated in writing or electronically to the Claimant.  If the claim upon review is denied, the notice to the Claimant shall set forth:

(i)	The specific reason or reasons for the decision, with references to the specific Plan provisions on which the determination is based;

(ii)	A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim; and

(iii)	A statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA.

7.3           Discretion.  All interpretations, determinations and decisions of the Committee with respect to any claim, including without limitation the appeal of any claim, shall be made by the Committee, in its sole discretion, based on the Plan and comments, documents, records, and other information presented to it, and shall be final, conclusive and binding.

7.4           Regulation § 2560.503-1.  The claims procedures set forth in this Section 7 are intended to comply with United States Department of Labor Regulation § 2560.503-1 and should be construed in accordance with such regulation.  In no event shall it be interpreted as expanding the rights of Claimants beyond what is required by United States Department of Labor Regulation § 2560.503-1.

Section 8.	NO FUNDING OBLIGATION.

The Plan shall not be construed to require the Company to fund any of the benefits payable under the Plan or to set aside or earmark any monies or other assets specifically for payments under the Plan.  The Plan is “unfunded” and Incentive Benefits shall be paid by the Company out of its general assets.  Participants and their Beneficiaries shall not have any interest in any specific asset of the Company as a result of this Plan.  Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship amongst the Company, the Committee, and the Participants, their Beneficiaries or any other person.  Any funds which may be invested under the provisions of this Plan shall continue for all purposes to be part of the general funds of the Company and no person other than the Company shall by virtue of the provisions of this Plan have any interest in such funds.  To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.  The Company may, in its sole discretion, establish a “rabbi trust” to pay Incentive Benefits hereunder.  If the Company decides to establish any accrued reserve on its books against the future expense of benefits payable hereunder, or if the Company establishes a rabbi trust under this Plan, such reserve or trust shall not under any circumstances be deemed to be an asset of the Plan, the Participants or their Beneficiaries.

Section 9.	NON-TRANSFERABILITY OF RIGHTS UNDER THE PLAN.

The benefits payable or other rights under the Plan shall not be subject to alienation, transfer, assignment, garnishment, execution, or levy of any kind, and any attempt to be so subjected shall not be recognized.

Section 10.	MINORS AND INCOMPETENTS.

In the event that the Committee finds that a Participant is unable to care for his affairs because of illness or accident, including as a result of a Disability, then Incentive Benefits, unless claim has been made therefor by a duly appointed guardian, committee, or other legal representative, may be paid in such manner as the Committee in its sole and absolute discretion shall determine, and the application thereof shall be a complete discharge of all liability for any payments or benefits to which such Participant was or would have been otherwise entitled under the Plan.

Any payments to a minor from this Plan may be paid by the Committee in its sole and absolute discretion (a) directly to such minor; (b) to the legal or natural guardian of such minor; or (c) to any other person, whether or not appointed guardian of the minor, who shall have the care and custody of such minor.  The receipt by such individual shall be a complete discharge of all liability under the Plan therefor.

Section 11.	WITHHOLDING TAXES.

The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal (including without limitation, employment taxes imposed by the Federal Insurance Contributions Act), state or local income or other taxes incurred by reason of payments pursuant to the Plan.  In lieu thereof, the Company shall have the right to withhold the amount of such taxes from any other sums due or to become due from the Company to the Participant upon such terms and conditions as the Company may prescribe.

Section 12.	ASSIGNMENT.

Subject to Section 9 of the Plan, the Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Participants and their heirs, executors, administrators and legal representatives.  In the event that the Company sells all or substantially all of the assets of its business and the acquiror of such assets assumes the obligations hereunder, the Company shall be released from any liability imposed herein and shall have no obligation to provide any benefits payable hereunder.

Section 13.	LIMITATION OF RIGHTS.

Nothing contained herein shall be construed as conferring upon any individual the right to continue in the employ of the Company or its Affiliates as an executive or in any other capacity or to interfere with the right of the Company or its Affiliate to discharge him at any time for any reason whatsoever.

Section 14.	ADMINISTRATION.

On behalf of the Company, the Plan shall be administered by the Board or, to the extent specifically delegated by the Board and permitted under the terms of the Plan, the Plan shall be administered  by the Committee.  The Committee may, to the extent specifically permitted under the terms of the Plan, delegate its authority to administer the Plan to a designee of the Committee; provided that, if any authority to administer the Plan is delegated by the Board, such administration shall be subject to the oversight of the Board, and if any authority to administer the Plan is delegated by the Committee, such administration shall be subject to the oversight of the Committee.  The Committee (or its designee) shall have the exclusive right, power, and authority, in its sole and absolute discretion, to administer, apply and interpret the Plan and any other Plan documents and to decide all matters arising in connection with the operation or administration of the Plan.  Without limiting the generality of the foregoing, the Committee shall have the sole and absolute discretionary authority:  (a) to take all actions and make all decisions with respect to the eligibility for, and the amount of, benefits payable under the Plan; (b) to formulate, interpret and apply rules, regulations and policies necessary to administer the Plan in accordance with its terms; (c) to decide questions, including legal or factual questions, relating to the calculation and payment of benefits under the Plan; (d) to resolve and/or clarify any ambiguities, inconsistencies and omissions arising under the Plan or other Plan documents; and (e) to process and approve or deny benefit claims and rule on any benefit exclusions.  In the event of a scrivener’s error that renders a Plan term inconsistent with the Company’s intent, the Company’s intent controls, and any inconsistent Plan term is made expressly subject to this requirement.  All determinations made by the Committee (or any designee) with respect to any matter arising under the Plan and any other Plan documents including, without limitation, any question concerning eligibility and the interpretation and administration of the Plan shall be final, binding and conclusive on all parties.  To the extent that a form prescribed by the Committee to be used in the operation and administration of the Plan does not conflict with the terms and provisions of the Plan document, such form shall be evidence of (i) the Committee’s interpretation, construction and administration of this Plan and (ii) decisions or rules made by the Committee pursuant to the authority granted to the Committee under the Plan.

Decisions of the Committee shall be made by a majority of its members attending a meeting at which a quorum is present (which meeting may be held telephonically), or by unanimous written action in accordance with applicable law.

No member of the Committee and no officer, director or employee of the Company or any other Affiliate shall be liable for any action or inaction with respect to his functions under the Plan unless such action or inaction is adjudged to be due to fraud.  Further, no such person shall be personally liable merely by virtue of any instrument executed by him or on his behalf in connection with the Plan.

The Company shall indemnify, to the fullest extent permitted by law and its governing documents (but only to the extent not covered by insurance maintained by the Company directly covering the individuals) its officers and directors (and any employee involved in carrying out the functions of the Company under the Plan) and each member of the Committee against any expenses, including amounts paid in settlement of a liability, which are reasonably incurred in connection with any legal action to which such person is a party by reason of his duties or responsibilities with respect to the Plan (other than as a Participant), except with regard to matters as to which he or she shall be adjudged in such action to be liable for fraud in the performance of his duties.

Section 15.	AMENDMENT OR TERMINATION OF PLAN.

On behalf of the Company, the Board may, in its sole and absolute discretion, amend the Plan from time to time and at any time in such manner as it deems appropriate or desirable, and the Board may, in its sole and absolute discretion, terminate the Plan for any reason from time to time and at any time in such manner as it deems appropriate or desirable.  In the event the Board terminates or freezes the Plan, there shall be no further accrual of Incentive Benefits hereunder (other than the crediting of Earnings).

Section 16.	SEVERABILITY OF PROVISIONS.

In case any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

Section 17.	ENTIRE AGREEMENT.

This Plan, along with the Participant’s elections hereunder, constitutes the entire agreement between the Company and the Participant pertaining to the subject matter herein and supersedes any other plan or agreement, whether written or oral, pertaining to the subject matter herein.  No agreements or representations, other than as set forth herein, have been made by the Company with respect to the subject matter herein.

Section 18.	HEADINGS AND CAPTIONS.

The headings and captions herein are provided for reference and convenience only.  They shall not be considered part of the Plan and shall not be employed in the construction of the Plan.

Section 19.	NON-EMPLOYMENT.

The Plan is not an agreement of employment and it shall not grant an employee any rights of employment.

Section 20.	PAYMENT NOT SALARY.

Except to the extent a plan otherwise provides, any amounts payable under this Plan shall not be deemed salary or other compensation to the Participant or Beneficiary for the purposes of computing benefits to which he or she may be entitled under any pension plan or other arrangement of the Company.

Section 21.	GENDER AND NUMBER.

Wherever used in this Plan, the masculine shall be deemed to include the feminine and the singular shall be deemed to include the plural, unless the context clearly indicates otherwise.

Section 22.	CONTROLLING LAW.

The Plan is established in order to provide deferred compensation to a select group of management and highly compensated employees within the meanings of Sections 201(2) and 301(a)(3) of ERISA.  The Plan is intended to comply with the requirements imposed under Section 409A and the provisions of the Plan shall be construed in a manner consistent with the requirements of such section of the Code.  To the extent legally required, the Code and ERISA shall govern the Plan and, if any provision hereof is in violation of any applicable requirement thereof, the Company reserves the right to retroactively amend the Plan to comply therewith.  To the extent not governed by the Code and ERISA, the Plan shall be governed by the laws of the State of New York without giving effect to conflict of law provisions.

Section 23.	SECTION 409A.

23.1          Six Month Delay for Key Employee.  Notwithstanding anything in the Plan to the contrary, if a Participant is deemed on the Separation from Service to be a “Key Employee,” (i) with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A payable on account of a Separation from Service, such payment or benefit shall be delayed for a period of six (6) months following such Separation from Service (or until death if earlier), and shall be paid on the expiration of such six (6) month period or earlier death, and (ii) any payments and benefits not required to be so delayed shall be paid or provided in accordance with the Plan.

23.2          Discretion of Company to Pay Within Number of Days. Whenever a payment under the Plan specifies a payment period with reference to a number of days (e.g., “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

23.3          Installments Treated as Separate Payments.  If under the Plan, an amount is to be paid in two or more installments, for purposes of Section 409A each installment shall be treated as a separate payment.